Exhibit 99.3

Universal Truckload Services Inc. Completes Acquisition of LINC Logistics Company

Warren, MI – Universal Truckload Services, Inc. (“Universal”) today announced that it has completed the previously announced acquisition of LINC Logistics Company (“LINC”), a leading asset-light provider of custom-developed third-party logistics solutions.

“This strategic move extends Universal’s leadership in the transportation and logistics market, creating one of the largest full-service, asset-light logistics platforms in North America,” said Don Cochran, Universal’s President and Chief Executive Officer. “The addition of LINC significantly enhances our long-term growth profile, increases our percentage of contractually-based revenues, and further diversifies our business mix. Further, LINC’s custom-developed third-party logistics solutions will allow us to sell a more comprehensive suite of services to our customers. We are delighted to welcome the LINC team into Universal and are excited about the opportunities that this combined enterprise can achieve together.”

In connection with the closing of the LINC acquisition, Universal previously entered into a new credit agreement providing for aggregate borrowing facilities of up to $220 million. Pursuant to the credit agreement, approximately $150 million was advanced by lenders to complete the acquisition.

Previously-announced changes to Universal’s management team are expected to be implemented in the fourth quarter of 2012.

About Universal Truckload Services, Inc.

Universal Truckload Services, Inc. is primarily an asset-light provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. Universal’s trucking services include both flatbed and dry van operations and Universal provides rail-truck and steamship-truck intermodal support services. Universal also offers truck brokerage services, which allow the company to supplement its capacity and provide its customers with transportation of freight not handled by its owner-operators, and full service international freight forwarding and customs house brokerage services.

About LINC Logistics Company

LINC Logistics Company, based in Warren, Michigan is a leading provider of mission-critical third-party logistics solutions that allow its customers and clients to reduce costs and manage their global supply chains more efficiently. LINC offers a comprehensive suite of supply chain logistics services, including value-added, transportation and specialized services. LINC’s value-added logistics services include material handling and consolidation, sequencing and sub-assembling, kitting and repacking, and returnable container management. LINC also provides a broad range of transportation services, such as dedicated truckload, shuttle operations and yard management. LINC’s specialized services include air and ocean freight forwarding, expedited ground transportation and final-mile delivery.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in Universal’s reports and filings with the Securities and Exchange Commission. Universal assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.